UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Synovus Financial Corp.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State of incorporation or organization)

58-1134883
(I.R.S. Employer Identification No.)

1111 Bay Avenue, Suite 500 P.O. Box 120 Columbus, Georgia	31901
(Address of Principal Executive Offices of Registrant)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Series B Participating Cumulative Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☐

Securities Act registration statement file number to which this form relates: None.
Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.
On April 20, 2016, Synovus Financial Corp. (“Synovus”) entered into Amendment No. 3 (the “Amendment”) to the Shareholder Rights Plan dated as of April 26, 2010 by and between Synovus and American Stock Transfer & Trust Company, LLC, as Rights Agent, as amended as of September 6, 2011 and April 24, 2013 (as amended, the “Rights Plan”). The Amendment extends the final expiration date from April 28, 2016 to the close of business on April 29, 2019. Except for the foregoing change, the Rights Plan otherwise remains unmodified.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirely by reference to the Amendment, a copy of which was filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K dated April 21, 2016 and filed with the Securities and Exchange Commission (“SEC”) on April 21, 2016, and is incorporated herein by this reference.
The Rights Plan filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K dated April 26, 2010 and filed with the SEC on April 26, 2010, as well as Amendment No. 1 to the Rights Plan filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K dated September 6, 2011 and filed with the SEC on September 6, 2011 and Amendment No. 2 to the Rights Plan filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K dated April 24, 2013 and filed with the SEC on April 24, 2013, are incorporated herein by this reference.
Item 2. Exhibits.

1.
Amended and Restated Articles of Incorporation of Synovus, incorporated by reference to Exhibit 3.1 of Synovus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 10, 2010.

2.	Bylaws of Synovus, as amended, incorporated by reference to Exhibit 3.1 of Synovus’ Current Report on Form 8-K dated November 8, 2010, as filed with the SEC on November 9, 2010.

3.
Shareholder Rights Plan dated as of April 26, 2010 between Synovus Financial Corp. and Mellon Investor Services LLC, as Rights Agent, which includes the Form of Articles of Amendment to the Articles of Incorporation of Synovus Financial Corp. (Series B Participating Cumulative Preferred Stock) as Exhibit A, the Summary of Terms of the Rights Agreement as Exhibit B and the Form of Right Certificate as Exhibit C, incorporated by reference to Exhibit 4.1 of Synovus’ Current Report on Form 8-K dated April 26, 2010, as filed with the SEC on April 26, 2010.

4.
Amendment No. 1 dated as of September 6, 2011 to Shareholder Rights Plan between Synovus Financial Corp. and American Stock Transfer & Trust Company, LLC as Rights Agent, incorporated by reference to Exhibit 4.1 of Synovus’ Current Report on Form 8-K dated September 6, 2011, as filed with the SEC on September 6, 2011.

5.
Amendment No. 2 dated as of April 24, 2013 to Shareholder Rights Plan between Synovus Financial Corp. and American Stock Transfer & Trust Company, LLC as Rights Agent, incorporated by reference to Exhibit 4.1 of Synovus’ Current Report on Form 8-K dated April 24, 2013, as filed with the SEC on April 24, 2013.

6.
Amendment No. 3 dated as of April 20, 2016 to Shareholder Rights Plan between Synovus Financial Corp. and American Stock Transfer & Trust Company, LLC as Rights Agent, incorporated by reference to Exhibit 4.1 of Synovus’ Current Report on Form 8-K dated April 21, 2016, as filed with the SEC on April 21, 2016.

SIGNATURE
      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

SYNOVUS FINANCIAL CORP.

By:	/s/ Allan E. Kamensky Allan E. Kamensky Executive Vice President, General Counsel and Secretary
Dated: August 10, 2017